Exhibit 5.1

[Letterhead of Morton PLLC]

November 21, 2006

RF Monolithics, Inc.

4441 Sigma Road

Dallas, Texas 75244

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 to be filed by RF Monolithics, Inc. (the “Company”) on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 888,417 shares of common stock, $.001 par value per share (the “Stock”), to be issued from time to time under (1) the Gambatte, Inc. Incentive Stock Option Plan, (2) the Cirronet Inc. Incentive Stock Option Plan (2001), (3) the Cirronet Inc. Incentive Stock Option Plan (2003) and (4) the Cirronet Inc. Non-Qualified Stock Option Program (collectively, the “Plans”), each of which were amended in connection with the Company’s acquisition of Cirronet Inc. on September 15, 2006 to provide for the issuance of Stock, this firm is of the opinion that any Stock to be issued directly by the Company will be validly issued, fully paid and non-assessable when such Stock shall have been issued and delivered as contemplated in the Plans.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and this firm expresses no opinion as to the laws of any other jurisdiction. This firm hereby consents to the filing of this opinion with the Commission as an exhibit to the aforementioned Registration Statement. In giving such consent, this firm does not thereby admit that it is in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Morton PLLC

By:	/s/ Stephen C. Morton